Herc Holdings Reports First Quarter 2021 Results and
Raises Full Year Guidance for 2021

–Equipment rental revenue increased 3.6% to $400.4 million and total revenues increased 4.0% to $453.8 million
–Net income increased to $32.9 million, or $1.09 per diluted share
–Adjusted EBITDA expanded 25.0% to $184.6 million and adjusted EBITDA margin of 40.7% rose 680 basis points
–Free cash flow increased to $72.5 million
–The Company raised full year 2021 adjusted EBITDA guidance to $800 million to $840 million and maintained $400 million to $450 million for net rental equipment capital expenditures

Bonita Springs, Fla., April 22, 2021 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended March 31, 2021. Equipment rental revenue was $400.4 million and total revenues were $453.8 million in the first quarter of 2021, compared to $386.5 million and $436.2 million, respectively, for the same period last year. The Company reported net income of $32.9 million, or $1.09 per diluted share, in the first quarter of 2021, compared to a net loss of $3.7 million, or $0.13 per diluted share, in the same 2020 period. First quarter 2021 adjusted net income was $33.3 million, or $1.10 per diluted share, compared to net income of $1.1 million, or $0.04 per diluted share, in 2020. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"Our year is off to a great start with first quarter total revenues up 4% and adjusted EBITDA up 25% compared with last year," said Larry Silber, president and CEO. "Our adjusted EBITDA margin hit a record for the first quarter of 40.7% and reflects the strength of our operating model. Strong performance by our ProSolutions® and entertainment rental businesses drove rental revenue growth, and the efficient execution of our operating model propelled adjusted EBITDA margin expansion of 680 basis points. Our focus on customer service and the consistent implementation of a strategy to diversify our customer and industry base continues to demonstrate the strength of our business."

2021 First Quarter Highlights

•Equipment rental revenue increased 3.6% to $400.4 million compared to $386.5 million in the prior-year period.

•Total revenues increased 4.0% to $453.8 million compared to $436.2 million in the prior-year period. The year-over-year increase of $17.6 million was related primarily to higher equipment rental revenue of $13.9 million and an increase in sales of rental equipment of $4.2 million.

•Pricing declined 0.3% compared to the same period in 2020.

•Dollar utilization increased to 38.6% compared to 35.7% in the prior-year period.
•Direct operating expenses (DOE) of $183.0 million decreased 3.3% compared to the prior-year period. The $6.2 million decline was primarily related to lower personnel-related costs, re-rent expense and maintenance costs, offset by an increase in delivery and freight expenses.

•Selling, general and administrative expenses (SG&A) declined 6.2% to $65.5 million compared to $69.8 million in the prior-year period. The $4.3 million decline was primarily attributed to reductions in travel expenses and reduced bad debt expense due to continued improvement in collections.

•Interest expense decreased to $21.4 million compared to $24.4 million in the prior-year period. The decrease was primarily related to both lower interest rates and balances of the Company's ABL Credit Facility in 2021.

•The income tax provision was $8.2 million compared with $1.1 million for the prior-year period.

•The Company reported net income of $32.9 million compared to a loss of $3.7 million in the prior-year period. Adjusted net income was $33.3 million compared to $1.1 million in the prior-year period.

•Adjusted EBITDA increased 25.0% to $184.6 million compared to $147.7 million in the prior-year period. The increase was primarily due to improved operating efficiencies and higher contributions from the sale of rental equipment.

•Adjusted EBITDA margin increased 680 basis points to 40.7% compared with 33.9% in the prior-year period.

Capital Expenditures

•The Company reported net rental equipment capital expenditures of $50.6 million for 2021. Gross rental equipment capital expenditures were $90.9 million compared with $83.0 million in the comparable prior-year period. Proceeds from disposals were $40.3 million compared to $34.6 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of March 31, 2021, the Company's total fleet was approximately $3.63 billion at OEC.

•Average fleet at OEC decreased year-over-year by 5.1% compared to the prior-year period.

•Average fleet age of 48 months as of March 31, 2021 remained the same as the comparable prior-year period.

Disciplined Capital Management

•The Company generated $72.5 million in free cash flow in the first quarter of 2021, compared with $39.2 million in the same period in 2020.

•Cash and cash equivalents were $32.9 million and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.4 billion of liquidity as of March 31, 2021. Net debt was $1.6 billion as of March 31, 2021, with net leverage of 2.2x compared to 2.7x in the same prior-year period.

•The Company's net leverage was at the low end of the targeted net leverage range of 2.0x to 3.0x.

Outlook for 2021

The Company updated 2021 guidance ranges:

	Previous	Current
Adjusted EBITDA:	$730 million to $760 million	$800 million to $840 million
Net rental equipment capital expenditures:	$400 million to $450 million	$400 million to $450 million

"Our strong first quarter performance along with the trends we are seeing in the market have prompted us to raise our adjusted EBITDA guidance for the year," said Silber. "Our guidance range for adjusted EBITDA now exceeds our pre-pandemic 2019 results by 8% to 13%. Overall, our end markets are showing positive momentum and demand for rental equipment is increasing. We intend to continue to take market share in our specialty businesses and to maximize our operating leverage as revenue growth accelerates in the seasonally strong part of the year."

Earnings Call and Webcast Information

Herc Holdings' first quarter 2021 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 5626586. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number:10153206.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 282 locations in North America. With over 55 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsR, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,800 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2020 total revenues were approximately $1.8 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, anticipated financing needs, business trends, the impact of and our response to COVID-19, liquidity and capital management and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Equipment rental	$400.4	$386.5
Sales of rental equipment	44.2	40.0
Sales of new equipment, parts and supplies	6.1	7.0
Service and other revenue	3.1	2.7
Total revenues	453.8	436.2
Expenses:
Direct operating	183.0	189.2
Depreciation of rental equipment	100.4	100.4
Cost of sales of rental equipment	38.4	42.4
Cost of sales of new equipment, parts and supplies	4.2	5.1
Selling, general and administrative	65.5	69.8
Impairment	—	6.3
Interest expense, net	21.4	24.4
Other expense (income), net	(0.2)	1.2
Total expenses	412.7	438.8
Income (loss) before income taxes	41.1	(2.6)
Income tax provision	(8.2)	(1.1)
Net income (loss)	$32.9	$(3.7)
Weighted average shares outstanding:
Basic	29.5	28.9
Diluted	30.2	28.9
Earnings (loss) per share:
Basic	$1.12	$(0.13)
Diluted	$1.09	$(0.13)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$32.9	$33.0
Receivables, net of allowance	299.6	301.2
Other current assets	31.5	32.9
Total current assets	364.0	367.1
Rental equipment, net	2,240.3	2,260.4
Property and equipment, net	283.6	290.4
Right-of-use lease assets	274.3	255.9
Goodwill and intangible assets, net	395.2	396.4
Other long-term assets	18.6	18.2
Total assets	$3,576.0	$3,588.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$15.3	$15.8
Current maturities of operating lease liabilities	34.0	32.1
Accounts payable	146.0	125.8
Accrued liabilities	127.5	154.3
Total current liabilities	322.8	328.0
Long-term debt, net	1,585.2	1,651.5
Financing obligations, net	113.5	114.5
Operating lease liabilities	251.2	234.1
Deferred tax liabilities	480.6	474.0
Other long-term liabilities	44.7	44.3
Total liabilities	2,798.0	2,846.4
Total equity	778.0	742.0
Total liabilities and equity	$3,576.0	$3,588.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$32.9	$(3.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of rental equipment	100.4	100.4
Depreciation of property and equipment	13.4	14.0
Amortization of intangible assets	2.4	1.8
Amortization of deferred debt and financing obligations costs	0.8	0.9
Stock-based compensation charges	5.3	3.2
Impairment	—	6.3
Provision for receivables allowances	7.9	12.3
Deferred taxes	6.2	0.8
(Gain) loss on sale of rental equipment	(5.8)	2.4
Other	—	3.1
Changes in assets and liabilities:
Receivables	(6.5)	6.0
Other assets	(0.6)	(3.4)
Accounts payable	3.1	(11.4)
Accrued liabilities and other long-term liabilities	(24.8)	(31.2)
Net cash provided by operating activities	134.7	101.5
Cash flows from investing activities:
Rental equipment expenditures	(90.9)	(83.0)
Proceeds from disposal of rental equipment	40.3	34.6
Non-rental capital expenditures	(13.4)	(15.5)
Proceeds from disposal of property and equipment	1.8	1.6
Net cash used in investing activities	(62.2)	(62.3)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	70.0	261.0
Repayments on revolving lines of credit and securitization	(135.0)	(271.7)
Principal payments under capital lease and financing obligations	(2.8)	(3.2)
Other financing activities, net	(5.0)	(1.9)
Net cash used in financing activities	(72.8)	(15.8)
Effect of foreign exchange rate changes on cash and cash equivalents	0.2	(0.6)
Net increase (decrease) in cash and cash equivalents during the period	(0.1)	22.8
Cash and cash equivalents cash at beginning of period	33.0	33.0
Cash and cash equivalents at end of period	$32.9	$55.8

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$32.9	$(3.7)
Income tax provision	8.2	1.1
Interest expense, net	21.4	24.4
Depreciation of rental equipment	100.4	100.4
Non-rental depreciation and amortization	15.8	15.8
EBITDA	178.7	138.0
Non-cash stock-based compensation charges	5.3	3.2
Impairment	—	6.3
Other(1)	0.6	0.2
Adjusted EBITDA	$184.6	$147.7

Total revenues	$453.8	$436.2
Adjusted EBITDA	$184.6	$147.7
Adjusted EBITDA margin	40.7%	33.9%
(1) Merger and acquisition related and spin-off costs are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended March 31,
	2021	2020
Net income	$32.9	$(3.7)
Impairment	—	6.3
Other(1)	0.6	0.2
Tax impact of adjustments(2)	(0.2)	(1.7)
Adjusted net income	$33.3	$1.1

Diluted shares outstanding	30.2	29.3

Adjusted earnings per diluted share	$1.10	$0.04
(1) Merger and acquisition related and spin-off costs are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
Unaudited
(In millions)

	Three Months Ended March 31,
	2021	2020
Rental equipment expenditures	$90.9	$83.0
Proceeds from disposal of rental equipment	(40.3)	(34.6)
Net rental equipment capital expenditures	$50.6	$48.4

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$134.7	$101.5

Rental equipment expenditures	(90.9)	(83.0)
Proceeds from disposal of rental equipment	40.3	34.6
Net rental equipment expenditures	(50.6)	(48.4)

Non-rental capital expenditures	(13.4)	(15.5)
Proceeds from disposal of property and equipment	1.8	1.6
Free cash flow	$72.5	$39.2